Exhibit 99.1

ChinaNet Online Holdings Reports Third Quarter 2011 Earnings

Company filed extension of Form 10-Q for its third quarter 2011

•	Signed additional 1,728 trial customers to Liansuo.com in Q3 2011
•	Implementing Brand Management and Sales Channel Building (“BMSCB”) services with a total of 70 customers
•	Both Liansuo.com and Chuangye.com have reached an Alex ranking within top 10,000 in first 3 months of operation
•	$8.4 million operating cash flows in first nine months of 2011
•	Management to host conference call Tuesday, November 15th at 10:00amET

BEIJING, November 15, 2011 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq:CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced unaudited financial results for the third quarter of 2011.

Extension of Form 10-Q Filing

The Company filed Form 12b-25 with the Securities and Exchange Commission on November 14, 2011 to extend the filing of the Company's Form 10-Q for the nine months ended September 30, 2011 for up to an additional five calendar days.  The Company is filing for an extension due to delays in compiling the required information for XBRL. The extension grants the Company until November 21, 2011 to file its Form 10-Q. Complying with this deadline deems the Form 10-Q to be timely filed.

Summary Financials

Third Quarter 2011 Results (USD) (unaudited)

	Q3 2011	Q3 2010	CHANGE
Sales	$6.4 million	$8.9 million	-28%
Gross Profit	$3.0 million	$5.8 million	-48%
Gross Margin	46.7%	65.0%	-28%
Net Income Attributable to Common Stockholders	$1.0 million	$3.7 million	-72%
EPS (Diluted)	$0.06	$0.19	-68%

Third Quarter 2011 Financial Results

"The significant slowdown in the SME market overshadowed the underlying progress we continue to make in our efforts to gain further market share which includes adding clients based outside the mainland PRC," began Mr. Handong Cheng, Chairman and CEO of the Company. "We believe our decision to diversify our customer base and expand our service offerings will allow us to navigate this downturn better than our competitors. With more than $21 million in cash and no debt, we are able to maintain investments in attractive opportunities such as our social networking services information platform, Chuangye.com, and advertising and marketing platform, Liansuo.com. Regardless of the depth and duration of the slowdown, we remain confident we will emerge as a more resilient and competitive company."

Revenues for the third quarter of 2011 decreased 28% to $6.4 million from the third quarter of 2010 due to a significant slowdown in small business formation and lower spending by existing companies, resulting from a lack of available credit. Revenues from internet advertising and marketing decreased 46% to $3.9 million due to lower spending from the majority of both traditional and branded customers. The number of customers decreased by approximately 15% from the second quarter of 2011. TV advertisement revenues increased 23% to $2.0 million as a result of higher customer utilization rate and implementation of a new sales strategy. The Company experienced a second consecutive quarter of increased revenues from brand management and sales channel expansion services, generating $0.45 million in sales, or 7% of total revenues in the third quarter of 2011.

Third Quarter 2011 Revenue Breakdown by Business Unit (USD in thousands) (unaudited)

	Q3 2011%		Q3 2010%		% Change
Internet Advertisement	$3,860	60%	$7,160	80%	-46%
TV Advertisement	$1,972	31%	$1,603	18%	+23%
Bank Kiosk	$140	2%	$133	2%	+5%
Brand Mgmt. & Sales Channel Expansion	$446	7%	--	--	--

Total cost of sales for the third quarter of 2011 was $3.4 million compared to $3.1 million for the same period in 2010. Gross profit was $3.0 million for the third quarter of 2011, representing gross margin of 46.7%, compared to $5.8 million of gross profit and a gross margin of 65.0% in the third quarter of 2010. The year-over-year decline was a result of lower-margin TV advertisement revenues accounting for 31% of sales in the third quarter of 2011 compared to 18% in the corresponding period a year ago.

Internet advertisement generated 58% gross margin in the third quarter of 2011, below the 70%-80% historical range due to lower sales. Margins for TV improved to 15% compared to 9% in the third quarter of 2010 due to increased efficiency in leveraging partnerships in purchasing TV time.

Operating expenses for the three months ended September 30, 2011 were approximately $1.8 million, down 7% from the period a year ago. Selling expenses declined 32% to $0.6 million due to lower sales activity. Research and development expenses increased by 36% year-over-year to $0.4 million as the Company continues to invest aggressively in technology and new product development projects.

Operating income for the third quarter of 2011 decreased by 69% over the prior year to $1.2 million. Operating margins was 18.5% compared to 43.2% in the three months ended September 30, 2010.

Net income attributable to common stockholders for the third quarter was $1.0 million and $3.7 million in the third quarter of 2011 and 2010, respectively. Diluted net income per share was $0.06 in the third quarter of 2011 compared to $0.19 in the same period in 2010, based on 18.6 million and 20.9 million outstanding shares, respectively.

Nine months 2011 Results (USD) (unaudited)

	YTD 2011	YTD 2010	CHANGE
Sales	$22.5 million	$31.2 million	-28%
Gross Profit	$13.7 million	$15.4 million	-11%
Gross Margin	60.6%	49.3%	+23%
Net Income Attributable to Common Stockholders	$6.5 million	$11.3 million	-42%
Adjusted Net Income Attributable to Common Stockholders	$6.3 million(1)	$9.4 million(2)	-33%
EPS (Diluted)	$0.34	$0.57	-40%
Adjusted EPS (Diluted)	$0.33(1)	$0.48(2)	-31%

(1) Non-GAAP adjusted net income attributable to common stockholders and EPS excludes $0.2 million non-cash gain on deconsolidation of a subsidiary for the nine month period ended September 30, 2011.

(2) Non-GAAP adjusted net income attributable to common stockholders and EPS excludes $1.9 million non-cash gain related to changes in fair value of warrants for the nine month period ended September 30, 2010.

Revenues for the first nine months of 2011 decreased 28% to $22.5 million from the first nine months of 2010. Revenues from the internet advertising and marketing business segment were down 17% year-over-year to $16.4 million, representing 73% of total sales, while TV advertisement revenues fell 57% to $4.7 million, representing 21% of total sales. This shift in revenue mix is consistent with management’s strategic decision to allocate more capital to the Company’s higher margin internet advertising and marketing service businesses.

YTD 2011 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)

	YTD 2011%		YTD 2010%		% Change
Internet Advertisement	$16,434	73%	$19,736	63%	-17%
TV Advertisement	$4,742	21%	$11,044	35%	-57%
Bank Kiosk	$415	2%	$396	1%	+5%
Brand Mgmt. & Sales Channel Expansion	$943	4%	--	--	--

Total cost of sales for the first nine months of 2011 was $8.9 million compared to $15.8 million for the same period in 2010. Gross profit for the nine months ended September 30, 2011 was $13.7 million, representing gross margin of 60.6%, compared to $15.4 million in gross profit and a gross margin of 49.3% in the first nine months of 2010. Internet advertisement and TV advertisement generated gross margins of 71% and 19% in the nine months ended September 30, 2011 compared to 75% and 3% in the same period a year ago, respectively.

Operating expenses for the nine months ended September 30, 2011 increased by 16% to $6.0 million. Selling expenses for the first nine months of 2011 were flat at $2.2 million for each period. Research and development expenses grew by 82% year-over-year to $1.1 million.

Operating income for the first nine months of 2011 fell 25% from the prior year to $7.6 million. Operating margins were 33.9% compared to 32.7% in the year-ago period.

GAAP net income attributable to common stockholders for the first nine months of 2011 was $6.5 million. Non-GAAP adjusted net income attributable to common stockholders was $6.3 million and $9.4 million in the first nine months of 2011 and 2010, respectively. Non-GAAP adjusted diluted net income per share was $0.33 in the first nine months of 2011 compared to $0.48 in the same period in 2010, based on 20.3 million and 20.9 million outstanding shares, respectively.

Balance Sheet and Cash Flow

The Company had $21.3 million in cash and equivalents on September 30, 2011, compared to $15.6 million on December 31, 2010, working capital of $36.6 million, compared to $26.6 million on December 31, 2010, and a current ratio of 8.0 to 1 compared 5.3 to 1 on December 31, 2010. Accounts receivable increased by approximately $1.8 million from December 31, 2010 to September 30, 2011 due to the Company selectively extending credit to larger customers with much more stable income and a longer payment history with ChinaNet. Such extension is provided to retain loyal customers without aggressively reducing prices.

The Company generated $8.4 million of cash flows from operations in the first nine months of 2011. ChinaNet spent $1.4 million to acquire technologies used in the management tools platform and $2.2 million for two advertising firms in Quanzhou. Total stockholders’ equity of ChinaNet was $42.8 million at September 30, 2011 compared to $35.8 million at December 31, 2010.

Guidance for 2011

The Company recently adjusted its full year 2011 revenue forecast to between $26.5 million and $28.5 million.

Business Updates

Due to restrictive bank lending and monetary policies impacting available credit for new and existing SME’s in China, management is focusing on several new growth initiatives to help offset short-term challenges on 28.com. These include:

•
Launched an English-language, full-service portal dedicated to serving U.S. and international franchises looking to expand into China: www.expand2china.com. ChinaNet will leverage its strong relationships with thousands of SMEs, entrepreneurs, and regulators and industry-leading technology tools and services to help facilitate successful and sustainable expansion into China by international franchisors or business owners.

•
Approximately one year after its initial expansion into Taiwan, ChinaNet has 15 clients leveraging both sales channel promotion and sales channel building services. The Company continues to allocate additional sales and marketing resources to further penetrate this high-growth market.

•
ChinaNet’s management tool platform, Flying Cloud, which leverages the Company’s existing portfolio of technologies and services to accelerate the adoption of cloud-based services among franchisees and franchisors. The website, scheduled to launch by the end of 2011, currently has approximately 40 SMEs on beta trials.

•
The Company plans to launch a reality show for entrepreneurs. Based on the same premise as the hit TV game show “Shark Tank” in the U.S., each episode of this show will feature eight prominent or rising enterprises, such as Peak, Fornet and Rongchan, who will evaluate the potential success of 5 finalist entrepreneurs who will be selected from an initial group of hundreds of entrepreneurs. The winner will receive sponsorship from the participating enterprises to start and operate his/her own business.

•
ChinaNet will open its first franchise expo centre in Beijing for small to medium sized business owners to showcase their franchise ideas to prospective business partners. The center, which is approximately 17,000 square feet, provides shared space for franchise owners to conduct training, meetings and other business activities in a professional setting in exchange for a monthly fee. Management expects to attract new franchisees and entrepreneurs for its online marketing and brand management services over time while generating incremental fees from monthly service fees.

Conference Call

The conference call will take place at 10:00 am ET on Tuesday, November 15, 2011. Interested participants should call 1 877-317-6776 when calling within the United States or +1 412-317-6776 when calling internationally. When prompted on dial-in, ask for "ChinaNet Online Holdings Third Quarter 2011 Conference Call”.

A playback will be available through November 22, 2011. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally. Utilize the pass code 10006717 for the replay.

This call is being webcast by MZ Technologies and can be accessed by clicking on the following link: http://webcast.mz-ir.com/publico.aspx?codplataforma=3356.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), a leading a leading B2B (business to business) Internet technology company focusing on providing online-to-offline ("O2O") sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management & sales channel solutions, and cloud-based management tools (introduced in 2011). Website: http://www.chinanet-online.com.

About Non-GAAP Financial Measures

To supplement the unaudited consolidated statement of income and comprehensive income presented in accordance with GAAP, we are also providing non-GAAP measures of income before income tax expenses, net income, net income attributable to us and basic and diluted earnings per share for the nine months ended September 30, 2011 and 2010, which are adjusted from results based on GAAP to exclude the non-cash gain recorded, which related to the gain on deconsolidation of a subsidiary for the nine months ended September 30, 2011 and the fair value changes of the warrants we issued in our August 2009 financing for the nine months ended September 30, 2010. The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We use both GAAP and non-GAAP information in evaluating our operating business results internally and therefore deem it important to provide all of this information to investors.

The following table presents a reconciliation of our non-GAAP financial measures to the unaudited consolidated statements of income and comprehensive income for the six months ended June 30, 2011 and 2010, (all amounts in thousands of US dollars):

	Nine months ended September 30,
	2011		2010
	GAAP	NON GAAP	GAAP	NON GAAP
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Income from operations	$7,642	$7,642	$10,183	$10,183
Other income (expenses):
Changes in fair value of warrants	-	-	1,861	-
Share of losses in equity investment affiliates	(180)	(180)	-	-
Gain on deconsolidation of subsidiary	232	-	-	-
Interest income	9	9	8	8
Other income (other expenses)	5	5	7	7
	66		1,876
		(166)		15
Income before income tax expense	7,708		12,059
Adjusted income before income tax expense		7,476		10,198
Income tax expense	861	861	304	304
Net income	6,847		11,755
Adjusted net income		6,615		9,894
Net (income)/ loss attributable to noncontrolling interest	96	96	127	127
Net income attributable to ChinaNet Online Holdings, Inc.	$6,943		$11,882
Adjusted net income attributable to ChinaNet Online Holdings, Inc.		$6,711		$10,021

Dividend for series A convertible preferred stock	(407)	(407)	(612)	(612)
Net income attributable to common stockholders of ChinaNet Online Holdings, Inc.	$6,536		$11,270

Adjusted net income attributable to common stockholders of ChinaNet Online Holdings, Inc.		$6,304		$9,409

Earnings per common share-Basic	$0.37		$0.68
Adjusted earnings per common share-Basic		$0.35		$0.56
Earnings per common share-Diluted	$0.34		$0.57
Adjusted earnings per common share-Diluted		$0.33		$0.48

Weighted average number of common shares outstanding:
Basic	17,806,818	17,806,818	16,676,752	16,676,752
Diluted	20,265,764	20,265,764	20,905,796	20,905,796

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Ted Haberfield, President
MZ North America, IR
MZ Group
Direct:     +1-760-755-2716
Email:       thaberfield@hcinternational.net

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2011	2010
	(US $'000)	(US $'000)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,280	$15,590
Accounts receivable, net	6,147	4,319
Other receivables	10,558	7,811
Prepayment and deposits to suppliers	3,334	3,325
Due from equity investment affiliates	42	-
Due from related parties	390	185
Deposit for acquisitions	-	1,512
Other current assets	147	31
Total current assets	41,898	32,773

Investment in and loan to equity investment affiliates	588	7,162
Property and equipment, net	1,916	2,010
Intangible assets, net	3,197	51
Contingent returnable consideration	119	-
Goodwill	1,950	-
	$49,668	$41,996

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$105	$174
Advances from customers	848	2,120
Other payables	272	10
Accrued payroll and other accruals	391	470
Due to related parties	160	291
Due to Control Group	-	81
Due to director	-	559
Taxes payable	3,186	2,193
Dividends payable	288	255
Total current liabilities	5,250	6,153

Deferred tax liabilities-non current	434	-
Long-term borrowing from director	137	132
	5,821	6,285

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock (US$0.001 par value; authorized 8,000,000 shares; issued and outstanding nil and 2,877,600 shares at September 30, 2011 and December 31, 2010, respectively; aggregate liquidation preference amount: $288 and $7,449, including accrued but unpaid dividends of $288 and $255, at September 30, 2011 and December 31, 2010, respectively)	-	3
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 20,039,920 shares and 17,102,320 shares at September 30, 2011 and December 31, 2010, respectively)	20	17
Additional paid-in capital	18,086	18,614
Statutory reserves	1,587	1,587
Retained earnings	21,166	14,630
Accumulated other comprehensive income	1,979	930
Total ChinaNet’s Online Holdings, Inc.’s stockholders’ equity	42,838	35,781
Noncontrolling interest	1,009	(70)
Total stockholders’ equity	43,847	35,711

	$49,668	$41,996

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Nine months ended September 30,		Three months ended September 30,
	2011	2010	2011	2010
	(US $'000)	(US $'000)	(US $'000)	(US $'000)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales
From unrelated parties	$21,987	$30,304	$6,329	$8,631
From related parties	547	872	89	265
	$22,534	$31,176	$6,418	$8,896

Cost of sales
From unrelated parties	8,047	15,791	3,369	3,110
From related parties	821	-	49	-
	8,868	15,791	3,418	3,110

Gross margin	13,666	15,385	3,000	5,786

Operating expenses
Selling expenses	2,198	2,187	575	851
General and administrative expenses	2,726	2,410	861	815
Research and development expenses	1,100	605	376	276
	6,024	5,202	1,812	1,942

Income from operations	7,642	10,183	1,188	3,844

Other income (expense):
Changes in fair value of warrants	-	1,861	-	-
Interest income	9	8	5	4
Share of earnings (losses) in equity investment affiliates	(180)	-	(75)	-
Gain on deconsolidation of subsidiary	232	-	-	-
Other income (expenses)	5	7	-	4
	66	1,876	(70)	8

Income before income tax expense and noncontrolling interest	7,708	12,059	1,118	3,852
Income tax expense	861	304	107	25
Net income	6,847	11,755	1,011	3,827
Net loss attributable to noncontrolling interest	96	127	100	50
Net income attributable to ChinaNet Online Holdings, Inc.	6,943	11,882	1,111	3,877

Net income attributable to ChinaNet Online Holdings, Inc.	6,943	11,882	1,111	3,877
Dividend of Series A convertible preferred stock	(407)	(612)	(85)	(190)
Net income attributable to common stockholders of ChinaNet Online Holdings, Inc.	$6,536	$11,270	$1,026	$3,687

Earnings per share
Earnings per common share
Basic	$0.37	$0.68	$0.06	$0.22
Diluted	$0.34	$0.57	$0.06	$0.19

Weighted average number of common shares outstanding:
Basic	17,806,818	16,676,752	18,632,103	16,939,961
Diluted	20,265,764	20,905,796	18,632,103	20,916,463

Comprehensive Income
Net income	$6,847	$11,755	$1,011	$3,827
Foreign currency translation gain	1074	442	330	365
	$7,921	$12,197	$1,341	$4,192
Comprehensive Income

Comprehensive income / (loss) attributable to noncontrolling interest	$(71)	$(127)	$(98)	$(50)
Comprehensive income attributable to ChinaNet’s Online Holdings, Inc.	7,992	12,324	1,439	4,242
	$7,921	$12,197	$1,341	$4,192

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOW

	Nine months ended September 30,
	2011	2010
	(US $'000)	(US $'000)
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$6,847	$11,755
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	727	275
Share-based compensation expenses	237	177
Changes in fair value of warrants	-	(1,861)
Share of earnings (losses) in equity investment affiliates	180	-
Gain on deconsolidation of subsidiary	(232)	-
Gain on disposal of property and equipment	(3)	-
Deferred taxes	(65)	-
Changes in operating assets and liabilities
Accounts receivable	(1,591)	(1,195)
Other receivables	3,768	2,095
Prepayments and deposits to suppliers	(19)	(24)
Due from related parties	(195)	283
Other current assets	(113)	(141)
Accounts payable	(72)	77
Advances from customers	(1,320)	76
Other payables	238	(5)
Accrued payroll and other accruals	(67)	104
Due to Control Group	(82)	(738)
Due to director	(559)	389
Due to related parties	(138)	(24)
Taxes payable	902	(8)
Net cash provided by operating activities	8,443	11,235

Cash flows from investing activities
Purchases of vehicles and office equipment	(245)	(389)
Purchases of intangible assets	(1,438)	(59)
Cash from acquisition of VIEs	24	-
Cash effect on deconsolidation of a VIE	(184)	-
Payment for acquisition of VIEs	(2,183)
Long-term investment in equity investment affiliate	(166)
Disposal of investment in equity investment affiliate	1,076	-
Net cash used in investing activities	(3,116)	(448)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	377	144
Dividend paid to Series A convertible preferred stockholders	(374)	(605)
Increase of short-term loan to third parties	-	(2,257)
Net cash provided by (used in) financing activities	3	(2,718)

Effect of foreign currency fluctuation on cash and cash equivalents	360	255

Net increase in cash and cash equivalents	5,690	8,324

Cash and cash equivalents at beginning of year	15,590	13,917
Cash and cash equivalents at end of period	$21,280	$22,241